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                                   23(h)(1)b.

     Schedule A (dated August 1, 2007) to Administrative Services Agreement

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                                   SCHEDULE A

The fees for internal fund administration services (including legal, compliance and accounting) will be as follows, effective January 1, 2006:

1.25 basis points (0.0125%) of the net daily assets of TA IDEX Asset Allocation
- Conservative Portfolio, TA IDEX Asset Allocation - Growth Portfolio, TA IDEX Asset Allocation - Moderate Portfolio, TA IDEX Asset Allocation - Moderate Growth Portfolio, TA IDEX Multi-Manager International Fund, TA IDEX Multi-Manager Alternative Strategies Fund, ATST Asset Allocation - Conservative Portfolio, ATST Asset Allocation - Growth Portfolio, ATST Asset Allocation - Moderate Portfolio, ATST Asset Allocation - Moderate Growth Portfolio, ATST International Moderate Growth Fund and ATST Transamerica Strategic Selection Fund.

The fee for all other funds or portfolios of AEGON/Transamerica Series Trust and Transamerica IDEX Mutual Funds, and Transamerica Income Shares, Inc., will remain at 2 basis points (0.02%).

As amended 8/1/07